[LOGO OF K&L / GATES]            Kirkpatrick & Lockhart Preston Gates Ellis LLP
                                 1601 K Street IIW
                                 Washington, DC 20006-1600

                                 T 202.778.9000 www.klgates.com

                                                                    Exhibit (i)

                               October 30, 2007

Forum Funds
Two Portland Square
Portland, Maine 04101

Ladies and Gentlemen:

   We have acted as counsel to Forum Funds, a Delaware statutory (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 220 to the Trust's Registration Statement on Form N-1A (File Nos. 2-67052; 811-3023) (the "Post-Effective Amendment"), registering (1) an indefinite number of Institutional Class and Investor Class shares of beneficial interest of Golden Large Cap Core Fund and Golden Small Cap Core Fund, (2) an indefinite number of shares of beneficial interest of DF Dent Premier Growth Fund and (3) an indefinite number of Investor Class, Class A and Class C shares of beneficial interest of Auxier Focus Fund, each a series of the Trust (collectively, the "Shares"), under the Securities Act of 1933, as amended (the "1933 Act").

   You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Trust Instrument, as amended, and By-laws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions; we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

   Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

    Based upon and subject to the foregoing, we are of the opinion that:

    1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

[LOGO OF K&L / GATES]

Forum Funds
October 30, 2007
Page 2

    2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and nonassessable.

   This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statements of additional information that are being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                              Very truly yours,

                              /s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP

                              Kirkpatrick & Lockhart Preston Gates Ellis LLP